Memo: 6361700
Transaction Detail
Memo:	6361700
External Id:

Account:	2314		USAZ VK GROWTH AND INCOME
Security:	337923107		FIRST ENERGY CORP.
 Tran Code:	BUY				Local	Trade	Settle
Base					USD	USD
Trade Date:	12-Sept-03			Shares/Par:	11,800.0000
Effective Date:	15-Sept-03	Price/Share:	30.000000
		30.000000
Contractual Settle Date:	17-Sept-03	17-Sept-03
Principal:	(354,000.00)		(354,000.00)
Actual Settle Date:	17-Sept-03	17-Sept-03		Income:
				Total Cash:		(354,000.00)
Executing Broker:	SGCOWEN & CITIGRP			Cost:	354,000.00
	354,000.00
Clearing Broker:				Amortization:	-
Commission Reason:				Commission:	-
Commission Indicator:	C			Expense:	-
Exchange:				Gain / Loss:	-		-
Advisor:
 Principal/Agent:
 Commitment Flag:
 Comfirmation Flag:	C
Location Code:
Reversed By:	0

UNDERWRITING

Citigroup, Barclays Capital, JP Morgan, Morgan Stanley, Wachovia
Securities, BNY Capital Markets, Inc., Lehman Brothers,
Ubs Investment Bank and Credit Suisse First Boston are acting as joint bookrunning Managers of this offering.

Subject to the terms and conditions stated in the underwriting
Agreement dated the date of this prospectus supplement, each underwriter has agreed to purchase, and we have agreed to sell to that underwriter, their portion of the 28 million shares.

USAllianz Variable Insurance Products Trust